Exhibit 99.1

Brickell Biotech Announces Settlement of Dispute with Bodor Labs and Entry into Equity Funding Agreements

BOULDER, Colo., February 18, 2020 (GLOBE NEWSWIRE) -- Brickell Biotech, Inc. and its subsidiary (collectively, “Brickell”) (Nasdaq: BBI), a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases, today announced Brickell, and Bodor Laboratories, Inc. and Dr. Nicholas S. Bodor (collectively, “Bodor”), entered into a settlement agreement and an amended license agreement. This resolves the previously disclosed dispute related to the sofpironium bromide license agreement and allows the Company to continue its efforts to develop sofpironium bromide for the treatment of hyperhidrosis, a life-altering medical condition with an estimated 15 million sufferers in the United States.

Pursuant to the settlement, the parties agreed to dismiss the related litigation and arbitration with prejudice.  As part of the settlement and amended license agreement, Brickell agreed to make an upfront payment to Bodor of $1.0 million in cash and pay future amounts, up to $1.0 million in cash and $1.5 million in common stock, upon the achievement of specified milestones (with shares to be valued at the closing price on the day preceding each such issuance). Additionally, Brickell agreed to pay Bodor a low single-digit royalty related to a newly filed provisional patent application and modified the percentage of certain sub-licensing income that Bodor may receive in the future.

“Resolving the dispute with Bodor at this time is, on balance, in the best interest of our stockholders as it permits Brickell to continue to advance our lead product candidate without the cloud of litigation,” said Robert Brown, Brickell’s Chief Executive Officer. “We look forward to focusing on the development of sofpironium bromide, including sharing top-line results from our Phase 3 long-term safety study in the second quarter of this year.”

Separately, Brickell entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a long-only Chicago-based institutional investor, whereby LPC purchased $2.0 million in common stock and prefunded warrants in a private placement, at a price of $1.285 per share reflecting a premium to the closing price on February 14, 2020. As part of the private placement, the Company also issued warrants to purchase an equivalent number of shares at an exercise price of $1.16, and these warrants may not be exercised for six months from the date of issuance. The Company agreed to customary registration rights in connection with the $2 million purchase by LPC.

Additionally, the Company and LPC entered into a separate purchase agreement whereby Brickell, from time to time over a 36-month period, will have the right, in its sole discretion, to sell up to an additional $28 million of its common stock to LPC. Under the terms and conditions of this agreement, including the filing and effectiveness of a registration statement, Brickell will control the timing and amount of any future sale of shares and LPC is obligated to purchase the shares at prices related to the current market price of the stock at the time of each sale and in amounts as described in the agreement. LPC has agreed not to cause or engage in any manner whatsoever, in any direct or indirect short selling or hedging of shares of the Company’s securities.

“Entering into these two purchase agreements provides our Company with a new funding source,” said Robert Brown. “We welcome Lincoln Park as an investor through their $2 million investment and commitment to fund up to an additional $28 million.”

About Sofpironium Bromide

Sofpironium bromide is a proprietary new molecular entity that belongs to a class of medications called anticholinergics. Anticholinergics block the action of acetylcholine, a chemical that transmits signals within the nervous system that are responsible for a range of bodily functions, including activation of the sweat glands. Sofpironium bromide was retrometabolically designed. Retrometabolic drugs are designed to exert their action topically and are potentially rapidly metabolized into a considerably less active metabolite once absorbed into the blood. This proposed mechanism of action may allow for highly effective doses to be used while limiting systemic side effects. Sofpironium bromide was discovered at Bodor Laboratories, Inc. by Dr. Nicholas Bodor, Ph.D., D.Sc., d.h.c. (multi), HoF.

About Hyperhidrosis

Hyperhidrosis is a life-altering medical condition where a person sweats more than the body requires to regulate its temperature. More than 15 million people, or 4.8% of the population of the United States, are believed to suffer from hyperhidrosis. Axillary (underarm) hyperhidrosis is the targeted first indication for sofpironium bromide and is the most common occurrence of hyperhidrosis, affecting an estimated 65% of patients in the United States or 10 million individuals. Doolittle et al. Arch Dermatol Res (2016).

About Brickell

Brickell Biotech, Inc. is a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases. Brickell’s pipeline consists of potential novel therapeutics for hyperhidrosis, cutaneous T-cell lymphoma, psoriasis, and other prevalent dermatological conditions. Brickell’s executive management team and board of directors bring extensive experience in product development and global commercialization, having served in leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta® and Juvederm®. For more information, visit www.brickellbio.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements made in this press release relating to future financial, business and/or research and clinical performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, the anticipated timing, scope, design and/or results of future clinical trials and prospects for commercializing any of Brickell’s product candidates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Brickell, may identify forward-looking statements. Brickell cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, obtaining future financing, potential delays in product development, regulatory or law changes, unanticipated demands on cash resources, risks associated with developing, and obtaining regulatory approval for and commercializing novel therapeutics.

Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Brickell’s filings with the United States Securities and Exchange Commission (SEC), which are available at www.sec.gov (or at www.brickellbio.com). The forward-looking statements represent the estimates of Brickell as of the date hereof only, and Brickell specifically disclaims any duty or obligation to update forward-looking statements.

Brickell Investor Contact:
Patti Bank
Managing Director, Westwicke
IR@brickellbio.com